Exhibit 10.8.3

Amendment Number Two To The

Biodesix, Inc.

2021 Senior Management Bonus to Equity Plan

Whereas, Biodesix, Inc., a Delaware corporation (the “Company”) heretofore has adopted and maintains the Biodesix, Inc. 2021 Senior Management Bonus to Equity Plan (the “Plan”), a subplan of the Biodesix, Inc. 2020 Equity Incentive Plan (the “Equity Incentive Plan”) to provide certain designated employees of the Company or its subsidiaries with the opportunity to receive a portion of their annual cash bonus in the form of a Nonstatutory Stock Option (as defined under the Equity Incentive Plan);

Whereas, the Board of Directors of the Company (the “Board”) may amend the Plan at any time; and

Whereas, the Board desires to amend the Plan to provide the Company with additional flexibility to limit the amount an eligible employee may elect to forgo in exchange for an Option (as defined in the Plan) and to change the formula used to determine the number of shares of the Company’s common stock subject to an Option.

Now, therefore, be it Resolved, that the Plan hereby is amended, effective for Option Elections (as defined in the Plan) in respect of Bonus Year 2023 and subsequent Bonus Years, as follows:

1.
The second sentence of each of Section 5(a) (relating to Annual Elections) and

Section 5(b) (relating to Initial Participant Elections) is hereby amended in its entirety, to read as follows: “Notwithstanding the foregoing, any election under this paragraph will be limited by the Individual Cap set forth in Section 5(c), and may be limited by either a maximum dollar amount set forth by the Company or the Eligible Employee in such election, or by a maximum percentage set forth by the Company in such election.”

2.
The first sentence of Section 5(d) (relating to the Conversion Formula) is hereby amended in its entirety, to read as follows: “The number of shares of Common Stock subject to an Option shall be determined using the following formula: (Cash Value * 3)/ Average Share Price.